AGREEMENT
                          TO TERMINATE PRIOR AGREEMENTS
                             AND TO TRANSFER PATENTS


     This Agreement to Terminate Prior Agreements and to Transfer Patents ("AGREEMENT") is entered into on April 30, 1999, among Fosseen Manufacturing & Development, Ltd., an Iowa corporation ("FMD"); American Technologies, L.C., an Iowa limited liability company ("AMTECH"); Mirenco, Inc., an Iowa corporation ("MIRENCO"); all of which are affiliated companies located in Radcliffe, Iowa, and Dwayne Fosseen, an individual residing in Radcliffe, Iowa ("FOSSEEN").

     WHEREAS, Fosseen is the holder of certain patents and other intellectual property which he is assigning to AmTech;

     WHEREAS, Fosseen, AmTech and FMD entered into a License Agreement on or about June 16, 1993 by which AmTech granted to FMD a license relating to certain products, additives, methods and intellectual property (collectively, the "TECHNOLOGY"), which agreement was modified by a Modification of License Agreement entered into on or about July 1994 (the License Agreement, as modified, is herein referenced as the "LICENSE AGREEMENT");

     WHEREAS, FMD and Mirenco entered into a Master Distribution Agreement on or about March 1, 1997 by which Mirenco was given all rights, title and interest in and to all of the marketing and sales of the Technology (hereinafter referred to as "DISTRIBUTORSHIP AGREEMENT"), subject only to an agreement with Ethaco Corporation for the states of Minnesota, Wisconsin and Illinois (the ETHACO AGREEMENT");

     WHEREAS, Mirenco is preparing to offer 2,000,000 shares of its common stock in a self-underwritten public offering to residents of the State of Iowa (the PUBLIC OFFERING") and

     WHEREAS, as of April 30, 1999, the Ethaco Agreement has been terminated, subject only to a right to enter into a distributorship agreement with AmTech in the event Mirenco terminates the Public Offering without having sold a minimum of 100,000 shares of its common stock;

     WHEREAS, the parties wish to terminate the License Agreement and the Distributorship Agreement and agree to enter into a new agreement which shall control the rights and responsibilities of the parties.

     NOW THEREFORE, in consideration of the mutual promises and agreement contained herein, it is agreed as follows:

     1. TERMINATION OF LICENSE AGREEMENT. The License Agreement is hereby terminated, effective as of the date of this Agreement.

     2. TERMINATION OF DISTRIBUTORSHIP AGREEMENT. The Distributorship Agreement is hereby terminated, effective as of the date of the successful close of the public offering. For purposes of this Agreement the "Successful Close of the Public Offering" means the close of the Continuous Offering Period, as defined in the Prospectus for the Public Offering and the sale by Buyer of no less than one million (1,000,000) shares of its common stock under the Public Offering.

     3. NEW AGREEMENT. AmTech and Mirenco shall enter into a purchase agreement in the form attached hereto as Exhibit A.

     4. RELEASE OF ALL CLAIMS. The parties hereby release and forever discharge one another, their employees, agents, successors and assigns:

     o from any and all obligations under the License Agreement and the Distributorship Agreement;

     o from any and all claims which may accrue in the future, including claims for contribution, indemnity, attorneys fees, consequential damages concerning either the License Agreement or the Distributorship Agreement and

     o from any and all causes of action which are claimed to result in damages or losses, whether direct or indirect, including any and all claims for monetary recovery, legal causes of action, and/or equitable causes of action which may have accrued concerning either the License Agreement or the Distributorship Agreement.

     This release is specifically intended as a contractual agreement and not a mere recital, which is executed in consideration of and also is intended to cover any and all losses and/or consequential damages arising from the License Agreement or the Distributorship Agreement, whether presently known or unknown. As to the Distributorship Agreement, this release is effective only after the successful close of the public offering. The undersigned acknowledge that they have read this section 5, and have executed this Agreement with a full understanding of its meaning.

     6. SEVERABILITY. In the event that it is found that any portion of this Agreement is contrary to an applicable law, then the parties hereto agree that said conflicting portion of the Agreement shall be deemed null and void and both parties agree to modify the Agreement in order to most closely accomplish the goals of the conflicting paragraph while remaining within the purview of the law in conflict with the offending portion of the original agreement.

     7. NOTICES. All notices sent pursuant to this Agreement shall be in writing and sent via (i) facsimile, or (ii) Federal Express, United Parcel Service, or United States mail to the address below, subject to the right of either party to change its address by written notice. All notices shall be deemed to have been duly given when received by the other party.

                  Fosseen Manufacturing & Development, Ltd.
                  P.O. Box 347
                  Radcliffe, IA  50230

                  American Technologies, L.C.
                  P.O. Box 247
                  Radcliffe, IA  50230

                  Mirenco, Inc.
                  P.O. Box 343
                  Radcliffe, IA  50230

                  Dwayne Fosseen
                  Box 10
                  Radcliffe, IA  50230

                  Fax:  515/899-2147

     8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties, and no modifications, alterations, or expungement of this document may be made unless done so in writing and executed by the parties.

     9. WAIVER. The failure of either party to enforce any provision of this Agreement shall not act as a waiver of any right to any future enforcement nor a waiver of any of the remaining provisions of this Agreement.

     10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Iowa. The parties each consents to the jurisdiction of the courts of Hardin County, Iowa for adjudication of any claim arising out of this Agreement.

     11. BINDING AGREEMENT. This Agreement shall bind and inure to the benefit of the parties hereto and their successors in interest.

     IN WITNESS WHEREOF, this Agreement has been executed and entered into on the date first shown above.

DWAYNE FOSSEEN                              MIRENCO, INC.

/S/ DWAYNE FOSSEEN                          By: /S/ DWAYNE FOSSEEN
------------------                          -----------------------
Dwayne Fosseen, President                   Dwayne Fosseen, President

AMERICAN TECHNOLOGIES, L.C.                 FOSSEEN MANUFACTURING &
                                            DEVELOPMENT, LTD.

By: /S/ DWAYNE FOSSEEN                      By: /S/ DWAYNE FOSSEEN
-----------------------------                   -------------------------
    Dwayne Fosseen, President                   Dwayne Fosseen, President